EXHIBIT 99.1

For Immediate Release Great Wolf Contacts:
Alex Lombardo (Investors) Treasurer (703) 573-9317	Erin Ruppenthal (Media) Director of Public Relations (608) 661-4775

CNL Income Properties Contact:
Carolyn Gosselin Chief Communications Officer (407) 540-2505

Great Wolf Resorts and CNL Income Properties to Form Joint Venture to Purchase
Two Great Wolf Lodge Properties

MADISON, Wis. (October 4, 2005) — Great Wolf Resorts, Inc. (NASDAQ: WOLF), the nation’s largest owner, operator and developer of drive-to family resorts featuring indoor waterparks, and CNL Income Properties, Inc., a real estate investment trust focused on leisure and lifestyle properties, today announced they will form a joint venture to acquire two Great Wolf Resorts properties: Great Wolf Lodge – Wisconsin Dells, Wis. and Great Wolf Lodge – Sandusky, Ohio.

The $114.5 million transaction is expected to close in the fourth quarter 2005. CNL Income Properties expects to own a 70-percent equity interest in the joint venture, with Great Wolf Resorts owning the remaining 30 percent. Great Wolf Resorts will continue to operate the properties and will license the Great Wolf Lodge brand to the joint venture under 25-year agreements.

“This transaction provides benefits to both partners and helps us achieve some of our long-term goals,” said John Emery, Great Wolf Resorts’ chief executive officer. “With this transaction, Great Wolf Resorts is able to recycle investment capital for future growth, enhance the Great Wolf Lodge brand value with extended management and licensing contracts, and partner with a significant, long-term investor in lifestyle real estate.” Emery noted the two properties carry no debt prior to their contribution to the joint venture. Great Wolf Resorts plans to use its $98.6 million in expected total proceeds from the transaction for future development projects.

“We believe the indoor waterpark resort concept is a young and growing segment of the leisure and lifestyle industry,” said CNL Income Properties’ Chief Operating Officer Charlie Muller. According to U.S. Realty Consultants, there were just six indoor waterpark resorts with approximately 1,400 rooms operating in the United States and Canada in 1994; by 2004, there were 60 such resorts with more than 15,000 rooms.

“Compared to non-waterpark resorts, this type of property typically reports higher occupancy and average daily rates (ADR), with as much as 50 percent of ADR coming from non-room revenue,” Muller said. “These historically strong metrics make this partnership particularly attractive to our investors.”

The joint venture will acquire:

•	Great Wolf Lodge – Wisconsin Dells, a 309-suite property featuring a 64,000 square-foot indoor entertainment area. The full-service family resort destination includes one of the nation’s largest indoor waterparks, a video arcade, an Aveda Concept Spa & Salon, 5,400 square feet of meeting space, five restaurants and a gift emporium. The resort recently completed a 77-unit condominium project and will complete a 38,000 square-foot expansion of its indoor waterpark in March 2006.

•	Great Wolf Lodge – Sandusky, a 271-suite property with a 42,000 square-foot indoor entertainment area featuring a grand-scale waterpark, two 150-seat casual dining restaurants, 6,000 square feet of meeting space, a fitness center, arcade and gift emporium.

“Our investment strategy is driven largely by identifying and partnering with the strongest operators in each lifestyle property category,” said Muller, “and Great Wolf Resorts is by far the leader in its space. We look forward to growing this business relationship in the future.”

About CNL Income Properties, Inc.
CNL Income Properties is a real estate investment trust that owns a portfolio of eight properties in the US and Canada in the lifestyle and recreation sectors. Headquartered in Orlando, Fla., CNL Income Properties specializes in the acquisition of golf courses, ski resorts, marinas, campgrounds, merchandise marts, destination retail and entertainment centers, attractions and parking facilities. For more information, visit www.cnl.com.

About Great Wolf Resorts, Inc.
Madison, Wis.-based Great Wolf Resorts, Inc. is the leader in indoor waterpark destination resorts and owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort® brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan; Williamsburg, Va.; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Resorts also has projects currently under construction or in pre-development in: the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Chehalis, Washington; and Grapevine, Texas.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s website at www.greatwolfresorts.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ or CNL Income Properties’ future financial positions, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc., CNL Income Properties and members of their management teams, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the companies’ abilities to control or predict. Such factors include, but are not limited to, competition in the companies’ markets, changes in family vacation patterns and consumer spending habits, the companies’ abilities to attract a significant number of guests from their target markets, the companies’ abilities to develop new resorts or further develop existing resorts on a timely or cost-efficient basis, the companies’ abilities to manage growth, potential accidents or injuries at their resorts, their abilities to achieve or sustain profitability, downturns in their industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the companies’ insurance coverage, and the companies’ ability to protect their intellectual property and the value of their brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts, CNL Income Properties or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the companies undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.